EXHIBIT 10.7

MUTUAL AGREEMENT TO ARBITRATE

This Agreement requires you and VisionWave Holdings, Inc. (“VISIONWAVE”) to arbitrate any claims or controversies during or following your employment or work with VISIONWAVE, whether or not they are in any way related to or associated with your employment or work or the termination of your employment or work with VISIONWAVE (defined in Section 1, below). This Agreement includes Claims (defined in Section 4 below) that VISIONWAVE may have against you, or that you may have against VISIONWAVE. This Agreement affects your rights to a trial by a jury.

Section 1: Definition of VISIONWAVE

The term “VISIONWAVE” shall mean VisionWave Holdings, Inc. and any of its subsidiaries or affiliated companies and officers, directors, agents, representatives, owners, or shareholders, and all successors and assigns of any of them.

Section 2: Arbitration Overview

In arbitration, each side in the dispute presents its case, including evidence, to a neutral third party called an “Arbitrator,” rather than to a judge or jury. The Arbitrator is usually either an attorney or a retired judge. The Parties (you and VISIONWAVE) are entitled to be represented by their own legal counsel in the arbitration proceeding. After reviewing the evidence and considering the arguments of the Parties, the Arbitrator makes a written decision (an award) to resolve the dispute. The Arbitrator’s decision is final and binding, which means there will be no trial by a judge or jury, or appeal of the arbitrator’s decision, except as provided by law.

There are many publications available online and elsewhere discussing the benefits of arbitration versus pursuing claims in Court. To name a few: (i) because arbitration is a creature of contract, the Parties can design the process to best suit their needs; (ii) the Parties each have an opportunity to participate in picking the Arbitrator rather than simply being assigned a Judge; (iii) the length of an arbitration is significantly shorter than the length of a court proceeding providing the Parties with resolution of their dispute substantially more quickly; (iv) the fixed costs are less; (v) there is more flexibility in scheduling deadlines and hearing dates; (vi) arbitrations are conducted in private settings and are therefore less public than proceedings in Court; and (vii) because of the finality of the arbitration procedure, there is less chance for time-consuming and costly appeals. VISIONWAVE recommends that you explore some of these publications to learn more about the arbitration process. VISIONWAVE also welcomes any questions you may have concerning this Agreement or the arbitration process generally.

Section 3: Mutual Duty to Arbitrate

By signing this Agreement, you and VISIONWAVE agree that any arbitration shall be conducted before one neutral Arbitrator selected by the Parties. You and VISIONWAVE agree that any arbitration shall be conducted under the Employment Arbitration Rules of the American Arbitration Association (“AAA Rules”) then in effect except as specified in this Section. You may obtain a copy of the AAA Rules by accessing the AAA website at www.adr.org. You and VISIONWAVE agree that this Agreement shall be enforceable under and subject to the substantive and procedural provisions of the Federal Arbitration Act, 9 U.S.C. §§ 1, et seq. except as set forth in this Section. You and VISIONWAVE also understand and agree that VISIONWAVE is engaged in transactions involving interstate commerce.

Section 4: Claims Subject to Arbitration

The “Claims” covered by this Agreement include, but are not limited to, all past, present, future claims, including any pending litigation, for: wrongful termination; breach of any contract or covenant, express or implied; breach of any duty owed to you by VISIONWAVE or to VISIONWAVE by you; disclosure of trade secrets or proprietary information, improper use of VISIONWAVE property or equipment; personal, physical or emotional injury; fraud, misrepresentation, defamation, or any other tort claims; wages or other compensation due; penalties; benefits; reimbursement of expenses; discrimination or harassment, including but not limited to discrimination or harassment based on race, sex, pregnancy, religion, national origin, ancestry, age, marital status, physical disability, mental disability, medical condition, genetic characteristics, gender expression, gender identity, or sexual orientation; retaliation; violation of any federal, state or other governmental constitution, statute, ordinance or regulation (as originally enacted and as amended), including but not limited to Title VII of the Civil Rights Act of 1964 (“Title VII”), the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans With Disabilities Act (“ADA”), the Fair Labor Standards Act (“FLSA”), the Employee Retirement Income Security Act (“ERISA”), the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Family and Medical Leave Act (“FMLA”), and all applicable state and local laws of a similar nature. As used herein, “Claims” does not mean any dispute if arbitration of the dispute is prohibited by law.

Employees and Contractors may learn more about their legal rights by visiting websites hosted by federal and state governmental agencies. Current links to some of these federal websites are listed below, although they are subject to change by such agencies:

www.dol.gov;

www.dol.gov/compliance/laws/comp-flsa.htm;

www.dol.gov/dol/topic/wages/index.htm; and

www.eeoc.gov

The only claims excluded from the scope of this Agreement are any claims initiated by VISIONWAVE against Employee for equitable relief for any breach or threatened breach by Employee of the Proprietary & Confidential Information, Inventions Assignment, Non-Solicitation and Non-Competition Agreement signed by Employee.

Section 5: Arbitration of Individual Claims Only

All Claims covered by this Agreement must be submitted on an individual basis. No claims may be arbitrated on a class or collective basis. Both you and VISIONWAVE expressly waive any right with respect to any covered Claims to submit, initiate, or participate in a representative capacity, or as a plaintiff, claimant or member in a class action, collective action or other representative or joint action, regardless of whether the action is filed in arbitration or in court.

BY SIGNING THIS AGREEMENT, YOU AND VISIONWAVE AGREE THAT EACH MAY BRING AND PURSUE CLAIMS AGAINST THE OTHER ONLY IN THEIR INDIVIDUAL CAPACITIES, AND MAY NOT BRING, PURSUE, OR ACT AS A PLAINTIFF OR CLASS MEMBER, IN ANY PURPORTED CLASS OR COLLECTIVE PROCEEDING.

YOU AND VISIONWAVE FURTHER AGREE THAT NEITHER PARTY MAY BRING, PURSUE, OR ACT AS A PLAINTIFF OR REPRESENTATIVE IN ANY PURPORTED REPRESENTATIVE PROCEEDING OR ACTION, OR OTHERWISE PARTICIPATE IN ANY SUCH REPRESENTATIVE PROCEEDING OR ACTION OTHER THAN ON AN INDIVIDUAL BASIS.

Section 6: Starting Arbitration and Location

Either party may initiate arbitration by delivering a written request to arbitrate to the other party listing the Claim(s) to be arbitrated. Requests to VISIONWAVE shall be delivered to the Chief Executive Officer, the Chief Financial Officer or General Counsel of VISIONWAVE. Requests to you shall be delivered to the last known home address you provided in writing to VISIONWAVE. The arbitration shall take place in the state and county where you worked with VISIONWAVE.

Section 7: Cost of Arbitration

You shall not be required to pay any cost or expense of the arbitration that you would not be required to pay if the matter had been heard in court except as set forth in this Section. VISIONWAVE will pay for Arbitrator compensation and any other administrative fees unique to arbitration, except, if your claim is unsuccessful, you will be required to reimburse VISIONWAVE for up to $500 in costs and expenses. VISIONWAVE will not pay for your attorneys’ fees.

Section 8: Arbitrator’s Authority

The Arbitrator shall apply state and/or federal substantive law to determine issues of liability and damages regarding all claims to be arbitrated. The Arbitrator is authorized to award any remedy or relief that would have been available to the Parties, in their individual capacity, had the matter been heard in court. The Arbitrator shall have the authority to provide for the award of attorneys’ fees and costs to the prevailing party if such award is authorized by applicable law. No Arbitrator shall have the authority to alter the at-will status of any employee or contractor or to impose any limit on VISIONWAVE’s discretion to discipline or discharge any employee or contractor, except as otherwise provided by law. The Arbitrator’s authority to resolve disputes and make awards under this Agreement is limited to disputes between (1) you as an individual and VISIONWAVE; and (2) you as an individual and any current or former officer, director, representative, and agent if such individual is sued for conduct within the scope of his or her employment. No arbitration award or decision will have any preclusive effect as to issues or claims in any dispute with anyone who is not a named party to the arbitration. This Agreement shall not be construed to deprive a party of a substantive right preserved by law.

Section 9: Written Decision

The decision of the Arbitrator shall be in writing and shall provide the reasons for the Arbitrator’s award unless the Parties otherwise agree in writing.

Section 10: Entire Agreement

This Agreement represents the entire agreement between the Parties concerning dispute resolution and arbitration. The terms of this Agreement control over any prior or subsequent oral discussions you may or have had with a VISIONWAVE representative about arbitration. The original version of this Agreement is in the English language. Any discrepancy or conflicts between the English version and any other language version will be resolved with reference to and by interpreting the English version.

Section 11: Severability

If any provision of this Agreement is determined to be illegal or unenforceable, such determination shall not affect the balance of this Agreement, which shall remain in full force and effect and such invalid provision shall be deemed severable.

Section 12: Effective Date

This Agreement shall be effective as of the date you execute it below.

Section 13: Acknowledgements

BY SIGNING THIS AGREEMENT, THE PARTIES HEREBY WAIVE THEIR RIGHT TO HAVE ANY DISPUTE, CLAIM OR CONTROVERSY DECIDED BY A JUDGE OR JURY IN A COURT.

BY SIGNING THIS AGREEMENT, YOU ACKNOWLEDGE THAT YOU HAVE BEEN ADVISED TO AND HAVE HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF YOUR CHOOSING.

BY SIGNING THIS AGREEMENT, YOU ACKNOWLEDGE THAT YOU HAVE CAREFULLY READ THIS AGREEMENT AND THAT YOU UNDERSTAND ITS TERMS.

Dated: August 6, 2025	By:

Print Name:

Dated: August 6, 2025	VISIONWAVE HOLDINGS, INC.

By: Haggai Ravid

Its: Audit Committee Chair and Director

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